_________________________________

EMPLOYMENT AGREEMENT

BETWEEN

RON BENTSUR

AND

KERYX BIOPHARMACEUTICALS, INC.

_________________________________

EMPLOYMENT AGREEMENT

1.	Effective Date		1

2.	Employment		1

3.	Employment Period		1

4.	Extent of Service		1

5.	Compensation and Benefits		2

	(a)	Base Salary	2

	(b)	Incentive, Savings and Retirement Plans	2

	(c)	Welfare Benefit Plans	3

	(d)	Expenses	3

	(d)	Vacation	3

6.	Termination of Employment		3

	(a)	Death	3

	(b)	Disability	3

	(c)	Termination by the Company	4

	(d)	Termination by Executive	5

	(e)	Notice of Termination	6

	(f)	Date of Termination	6

7.	Obligations of the Company upon Termination		6

	(a)	Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability	6

	(b)	Death or Disability	7

	(c)	Cause; Resignation Other than for Good Reason	8

	(d)	Expiration of Employment Period	8

	(e)	Resignation	9

8.	Change in Control		9

	(a)	Definition	9

	(b)	Awards not Assumed or Substituted by Surviving Entity	10

	(c)	Awards Assumed or Substituted by Surviving Entity	11

9.	Non-exclusivity of Rights		11

10.	Full Settlement; No Mitigation		11

11.	Mandatory Reduction of Payments in Certain Events		12

12.	Restrictions on Conduct of Executive		12

	(a)	General	12

	(b)	Definitions	13

	(c)	Restrictive Covenants	15

	(d)	Enforcement of Restrictive Covenants	16

13.	Successors		18

14.	Cooperation		18

15.	Code Section 409A		18

	(a)	General	18

	(b)	Definitional Restrictions	18

	(c)	Six-Month Delay in Certain Circumstances	19

16.	Miscellaneous		20

	(a)	Governing Law	20

	(b)	Captions	20

	(c)	Amendments	20

	(d)	Notices	20

	(e)	Severability	20

	(f)	Withholding	20

	(g)	Waivers	20

	(h)	Entire Agreement	21

	(i)	Arbitration	21

- ii -

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 14th day of September, 2009 by and between Keryx Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and Ron Bentsur (“Executive”), to be effective as of the Effective Date, as defined in Section 1.

BACKGROUND

The Company desires to engage Executive as the Chief Executive Officer of the Company from and after the Effective Date, in accordance with the terms of this Agreement.  Executive is willing to serve as such in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Effective Date.  The effective date of this Agreement (the “Effective Date”) shall be May 20, 2009, which is the date on which Executive was appointed as Chief Executive Officer of the Company.

2.           Employment .  Executive is hereby employed on the Effective Date as the Chief Executive Officer of the Company.  In his capacity as Chief Executive Officer, Executive shall have the duties, responsibilities and authority commensurate with such position as shall be assigned to him by the Board of Directors of the Company (the “Board”).  In his capacity as Chief Executive Officer, Executive will report directly to the Board.

3.           Employment Period.  Unless earlier terminated herein in accordance with Section 6 hereof, Executive’s employment shall be for a term beginning on the Effective Date and ending on May 20, 2012 (the “Employment Period”).  Notwithstanding the foregoing, Executive’s opportunity to earn Milestone-Based Incentive Awards, as defined in Section 5(b)(iii) of this Agreement, and the provisions in this Agreement relating to the termination of such opportunity, shall be effective until May 20, 2014, subject to an earlier termination under Section 7 or 8 of this Agreement (the “Milestone Period”).

4.           Extent of Service.  During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period it shall not be a violation of this Agreement for Executive to (A) manage personal investments, or (B) devote reasonable periods of time to charitable and community activities or, with the approval of the Board, industry or professional activities including service on the board of directors of another corporation, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

5.             Compensation and Benefits.

(a)           Base Salary.  During the Employment Period, the Company will pay to Executive base salary at the rate of U.S. $300,000 per year (“Base Salary”), less normal withholdings, payable in approximately equal bi-weekly or other installments as are or become customary under the Company’s payroll practices for its employees from time to time.  The Compensation Committee of the Board shall review Executive’s Base Salary annually and may increase Executive’s Base Salary from year to year.  The Compensation Committee may reduce Executive’s Base Salary in an amount up to 10% in the aggregate (i.e., the sum of any and all reductions under this clause (i) cannot exceed $30,000).  Such adjusted salary then shall become Executive’s Base Salary for purposes of this Agreement.  The annual review of Executive’s salary by the Board will consider, among other things, Executive’s own performance and the Company’s performance.

(b)           Incentive, Savings and Retirement Plans.  During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs available to other senior executive officers of the Company (“Peer Executives”), and on the same basis as such Peer Executives.  Without limiting the foregoing, the following shall apply:

(i)           Annual Bonus.  For each year during the Employment Period, Executive will have an opportunity to receive an annual bonus, not to exceed 75% of his Base Salary (the “Annual Bonus”).  The Compensation Committee will establish performance goals and objectives from year to year on which the Annual Bonus will be based, but the Compensation Committee reserves the sole discretion to modify such goals and objectives, or the final amount of the Annual Bonus, based upon unforeseen events occurring during the related year or its assessment of the Company’s or the Executive’s performance in general.  The Compensation Committee will provide the Executive with such goals and objectives and any modifications it may make.  The Compensation Committee also reserves the sole discretion to pay up to 50% of any Annual Bonus to Executive in the form of fully-vested registered common stock of the Company.  Executive’s maximum potential Annual Bonus for fiscal year 2009 will be $131,250, which is equal to 75% of Executive’s pro rated Base Salary for such year.

(ii)           Initial Option Grant.  On the Effective Date the Company granted to Executive an option to purchase 600,000 shares of Company common stock at a price equal to the fair market value of such stock on such date (the “Stock Option”).  The Stock Option was issued as an inducement award and was not granted under the Company’s shareholder-approved incentive plan.  The Stock Option will vest in equal annual installments on each of the first four anniversaries of the Effective Date, conditioned upon Executive’s continuing employment, and subject to other terms and conditions set forth in the option certificate memorializing the Stock Option.  During the Employment Period, Executive may be eligible for additional stock-based awards under the Company’s long-term incentive plan, as determined by the Compensation Committee.  Nothing herein requires the Board or the Compensation Committee to make additional grants of options or other awards in any year.

(iii)           Milestone-Based Incentive Compensation.  During the Milestone Period Executive will have the opportunity to earn awards of restricted stock based upon milestone-based performance criteria, as set forth on Exhibit A to this Agreement (the “Milestone-Based Incentive Awards”).

(c)           Welfare Benefit Plans.  During the Employment Period, Executive and Executive’s eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription drug, dental, disability, employee life, dependent life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”) to the extent available to other Peer Executives.

(d)           Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement, in accordance with the policies, practices and procedures of the Company to the extent available to other Peer Executives with respect to travel, entertainment and other business expenses.  Notwithstanding the foregoing, (i) the reimbursements provided in any one calendar year shall not affect the amount of reimbursements provided in any other calendar year; (ii) the reimbursement of an eligible expense shall be made as soon as practicable but no later than December 31 of the year following the year in which the expense was incurred; and (iii) Executive’s rights pursuant to this Section 5(d) shall not be subject to liquidation or exchange for another benefit.

(e)           Vacation.  During the Employment Period, Executive will be entitled to four weeks of paid vacation per year, subject to the Company’s vacation policies.  Notwithstanding the foregoing, Executive’s paid vacation for fiscal year 2009 will be two weeks.

6.              Termination of Employment.

(a)           Death.  Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period.

(b)           Disability.  If the Company determines in good faith that Executive has become Disabled (as defined below) during the Employment Period, it may give to Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.  For purposes of this Agreement, Executive shall be Disabled if either of the following conditions is met, as determined by the Board in good faith:

(i)             Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(ii)             Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(c)           Termination by the Company.  The Company may terminate Executive’s employment during the Employment Period with or without Cause.  For purposes of this Agreement, a termination shall be considered to be for “Cause” if it occurs in conjunction with a determination by the Board that Executive that any of the following has occurred:

(i)           Executive’s conviction of, pleading guilty to, or confession to a felony or any crime involving any act of dishonesty, fraud, misappropriation or embezzlement;

(ii)           Executive’s misconduct or gross negligence in connection with the performance of his duties hereunder, including a violation of the Company’s written policies or Code of Conduct and Ethics;

(iii)           Executive’s engaging in any fraudulent, disloyal or unprofessional conduct which is, or is likely to be, injurious to the Company, its financial condition, or its reputation;

(iv)           Executive’s failure to perform his duties with the Company (other than any such failure resulting from Executive’s Disability);

(v)           Executive’s failure to meet performance standards which may be agreed upon by Executive and the Company in writing from time to time (with the understanding that failure to meet the performance criteria established with respect to an Annual Bonus or the Milestone-Based Incentive Awards shall not constitute Cause for purposes of this Agreement); or

(vi)           Employee’s breach of the covenants set forth in Section 12 of this Agreement, or material breach of any other provisions of this Agreement.

If the Company determines that it has grounds to terminate Executive’s employment for Cause pursuant to the provisions of clauses (iii), (iv), (v), or (vi) of this subsection (c), then it will first deliver to Executive a written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate his employment for Cause, and Executive will have 20 days after the receipt of such written notice to cease such actions or otherwise correct any such failure or breach.  If Executive does not cease such actions or otherwise correct such failure or breach within such 20-day period, or having once received such written notice and ceased such actions or corrected such failure or breach, Executive at any time thereafter again so acts, fails, or breaches, the Company may terminate the his employment for Cause immediately.  The Company may terminate Executive’s employment without Cause, or for Cause pursuant to the provisions of clauses (i) or (ii) of this subsection (c), immediately.

(d)           Termination by Executive.  Executive’s employment may be terminated by Executive with or without Good Reason.  Executive’s termination without Good Reason shall require 30 days’ prior written notice to the Company.  Executive’s termination for Good Reason must occur within a period of 90 days after the occurrence of an event of Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any of the following, without Executive’s consent:

(i)           a material diminution in Executive’s Base Salary, which for purposes of this Agreement shall mean a reduction of more than 10% in the aggregate (i.e., in excess of $30,000);

(ii)           a material diminution in Executive’s authority, duties, or responsibilities;

(iii)           a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board;

(iv)           the relocation of Executive’s principal office to a facility or location that is more than fifty (50) miles away from the location of the Company’s principal office at the Effective Date, as set forth in Section 16(d) of this Agreement; or

(v)           any other action or inaction that constitutes a material breach by the Company of this Agreement, including, without limitation, any failure by the Company to comply with and satisfy Section 13(c) of this Agreement.

A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Company a written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 30 days after the initial occurrence of such event), and there shall have passed a reasonable time (not less than 30 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive.  Good Reason shall not include Executive’s death or Disability.  The parties intend, believe and take the position that a resignation by the Executive for Good Reason as defined above effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg. §1.409A-1(n)(2).

(e)           Notice of Termination.  Any termination by the Company or Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 16(d) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.  The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or Executive hereunder or preclude the Company or Executive from asserting such fact or circumstance in enforcing its rights hereunder.

(f)           Date of Termination.  “Date of Termination” means (i) if Executive’s employment is terminated other than by reason of death or Disability, the date of receipt of the Notice of Termination or any later date specified therein within 60 days after receipt of the Notice of Termination, as the case may be, or (ii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

7.           Obligations of the Company upon Termination.

                      (a)           Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability.  If, during the Employment Period, the Company shall terminate Executive’s employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason, then and, with respect to the payments and benefits described in clause (ii) and (iv) below, only if within 45 days after the Date of Termination Executive shall have executed a release in substantially the form of Exhibit B hereto and such release shall not have been revoked within such time period:

                                (i)           the Company shall pay to Executive in a lump sum in cash within 60 days after the Date of Termination, the exact payment date to be determined by the Company (or such later date as may be required pursuant to Section 15 hereof), the sum of (1) Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, and (2) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and

                                (ii)           the Company shall pay to Executive in a lump sum in cash within 60 days after the Date of Termination, the exact payment date to be determined by the Company (or such later date as may be required pursuant to Section 15), a severance payment equal to (A) 25% of Executive’s Base Salary if the Date of Termination occurs prior to the first anniversary of the Effective Date or (B) 50% of Executive’s Base Salary if the Date of Termination occurs on or following the first anniversary of the Effective Date (either such amount being referred to as the “Severance Payment”); and

                                (iii)           to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

(iv)           any vested portion of the Stock Option shall remain exercisable by the Executive for a period of one year following the Date of Termination (or, if earlier, the normal expiration date of the Stock Option), and any unvested portion of the Stock Option shall lapse and be forfeited without consideration as of the Date of Termination; and

(v)           any outstanding shares of restricted stock granted to Executive as a Milestone-Based Award by reason of the achievement of a milestone prior to the Date of Termination (the “Earned Milestone Awards”) shall become fully vested and non-forfeitable as of the Date of Termination, and, subject to Section 8(d) of this Agreement, Executive’s opportunity to earn Milestone-Based Incentive Awards with respect to any milestone condition which has not been met as of the Date of Termination (the “Unearned Milestone Opportunity”) shall continue for a period of three (3) months after the Date of Termination.  To the extent that a milestone is achieved during such three-month period, the stock relating to such milestone as set forth on Exhibit A shall be issued to Executive as fully-vested shares, rather than restricted stock, or, in the Company’s sole discretion, the Company may pay to Executive an amount in cash equal to the value of such shares.  Any Unearned Milestone Opportunity which remains unearned at the end of such three-month period shall expire without consideration.

                      (b)           Death or Disability.  If Executive’s employment is terminated by reason of Executive’s death or Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  Accrued Obligations shall be paid to Executive or Executive’s estate or beneficiaries, as applicable, in a lump sum in cash within 60 days after the Date of Termination.  With respect to the provision of Other Benefits, the term “Other Benefits” as used in this Section 7(b) shall include without limitation, and Executive or Executive’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Executive on the Date of Termination. In addition, in the event of such a termination, any vested portion of the Stock Option shall remain exercisable by the Executive and/or his estate or beneficiaries for a period of one year following the Date of Termination (or, if earlier, the normal expiration date of the Stock Option), and any unvested portion of the Stock Option shall lapse and be forfeited without consideration as of the Date of Termination.  In addition, in the event of such a termination, any outstanding Earned Milestone Awards shall become fully vested and non-forfeitable to the Executive and/or his estate or beneficiaries as of the Date of Termination, and, subject to Section 8(d) of this Agreement, Executive’s opportunity to earn Milestone-Based Incentive Awards with respect to any Unearned Milestone Opportunity shall continue for a period of three (3) months after the Date of Termination.  To the extent that a milestone is achieved during such three-month period, the stock relating to such milestone as set forth on Exhibit A shall be issued to Executive or Executive’s estate or beneficiaries, as the case may be, as fully-vested shares, rather than restricted stock, or, in the Company’s sole discretion, the Company may pay to Executive or Executive’s estate or beneficiaries an amount in cash equal to the value of such shares.  Any Unearned Milestone Opportunity which remains unearned at the end of such three-month period shall expire without consideration.

                      (c)           Cause; Resignation Other than for Good Reason.  If Executive’s employment shall be terminated for Cause during the Employment Period, or Executive shall resign other than for Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  Accrued Obligations shall be paid to Executive in a lump sum in cash within 60 days after the Date of Termination.  In addition, in the event of such a termination, any portion of the Stock Option outstanding as of the Date of Termination, whether vested or unvested, and any outstanding Earned Milestone Awards, shall lapse and be forfeited without consideration on the Date of Termination, and any Unearned Milestone Opportunity shall expire without consideration on the Date of Termination.

                      (d)           Expiration of Employment Period.  If Executive’s employment shall be terminated by the Company upon the normal expiration of the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  Accrued Obligations shall be paid to Executive in a lump sum in cash within 60 days after the Date of Termination.  In addition, in the event of such a termination, any vested portion of the Stock Option shall remain exercisable by the Executive and/or his estate or beneficiaries for a period of one year following the Date of Termination (or, if earlier, the normal expiration date of the Stock Option), and any unvested portion of the Stock Option shall lapse and be forfeited without consideration as of the Date of Termination.  In addition, in the event of such a termination, any outstanding Earned Milestone Awards shall become fully vested and non-forfeitable to the Executive and/or his estate or beneficiaries as of the Date of Termination, and, subject to Section 8(d) of this Agreement, Executive’s opportunity to earn Milestone-Based Incentive Awards with respect to any Unearned Milestone Opportunity shall continue for a period of three (3) months after the Date of Termination.  To the extent that a milestone is achieved during such three-month period, the stock relating to such milestone as set forth on Exhibit A shall be issued to Executive or Executive’s estate or beneficiaries, as the case may be, as fully-vested shares, rather than restricted stock, or, in the Company’s sole discretion, the Company may pay to Executive or Executive’s estate or beneficiaries an amount in cash equal to the value of such shares.  Any Unearned Milestone Opportunity which remains unearned at the end of such three-month period shall expire without consideration.  Nothing in this Agreement shall require the Company to terminate Executive’s employment upon the normal expiration of the Employment Period.

(e)           Resignation.  Termination of Executive’s employment for any reason whatsoever shall constitute Executive’s resignation from the Board and resignation as an officer of the Company, its subsidiaries and affiliates.

8.           Change in Control.

(a)           Definition.  For the purposes of this Agreement, a “Change in Control” shall mean:

(i)           the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the 1934 Act) 30% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

(ii)           such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the Effective Date by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)           the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied:  (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

(b)           Awards not Assumed or Substituted by Surviving Entity .  Upon the occurrence of a Change in Control, and except with respect to any awards (or Unearned Milestone Opportunities) assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board:

(i)           any outstanding and unvested portion of the Stock Option shall immediately vest and become fully exercisable, and the Stock Option otherwise shall be governed by the terms and conditions of its award certificate;

(ii)           any Earned Milestone Awards shall become fully vested and non-forfeitable; and

(iii)           any Unearned Milestone Opportunity shall expire without consideration; provided that the Company shall grant to Executive, immediately prior to the effective time of the Change in Control, (A) 400,000 shares of vested common stock in the event that Executive has not, as of such time, previously received any Earned Milestone Awards under milestone #3 (as set forth on Exhibit A), and (B) 500,000 shares of vested common stock in the event that Executive has not, as of such time, previously received any Earned Milestone Awards under milestone #4 (as set forth on Exhibit A), or, in the discretion of the Company or its successor, the cash equivalent of (a) and (b) above within sixty (60) days of the Change in Control.

(c)           Awards Assumed or Substituted by Surviving Entity.  In the event that the Stock Option, any Earned Milestone Award, or any Unearned Milestone Opportunity is assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, then if, within one year after the effective date of the Change in Control, Executive’s employment is terminated without Cause or Executive resigns for Good Reason, (i) any outstanding and unvested portion of the Stock Option shall become fully exercisable and the Stock Option shall remain exercisable for a period of one year following the Date of Termination (or, if earlier, the normal expiration date of the Stock Option), (ii) any Earned Milestone Awards shall become fully vested and non-forfeitable as of the Date of Termination, (iii) any Unearned Milestone Opportunity relating to milestones #1, #2, or #5 (as set forth on Exhibit A) shall continue for a period of three (3) months after the Date of Termination, and (iv) any Unearned Milestone Opportunities relating to milestones #3 and #4 (as set forth on Exhibit A) shall continue for a period of one year after the Date of Termination.  To the extent that a milestone is achieved during such three-month period under clause (iii) above or such one-year period under clause (iv) above, as the case may be, the stock relating to such milestone as set forth on Exhibit A (as further equitably converted or substituted in connection with the Change in Control) shall be issued to Executive as fully-vested shares, rather than restricted stock.  Any Unearned Milestone Opportunity which remains unearned at the end of such three-month period or such one-year period, as the case may be, shall expire without consideration.

9.           Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by Parent or its affiliated companies and for which Executive may qualify, except as specifically provided herein.  Amounts that are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

           10.           Full Settlement; No Mitigation.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

           11.           Mandatory Reduction of Payments in Certain Events.

                      (a)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net benefit to Executive of the Payment after payment of the Excise Tax, to (ii) the net benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax.  If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”).  The reduction of the Payments due hereunder, if applicable, shall be made in such a manner as to maximize the economic present value of all Payments actually made to Executive, determined by the Determination Firm (as defined in Section 11(b) below) as of the date of the Change in Control using the discount rate required by Section 280G(d)(4) of the Code.

                      (b)           The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 12(a)(i) and (ii) above shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the “Determination Firm”) which shall provide detailed supporting calculations.  Any determination by the Determination Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to Section 11(a), could have been made without the imposition of the Excise Tax (“Underpayment”).  In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, but no later than December 31 of the year after the year in which the Underpayment is determined to exist.

                      (c)           In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 11 shall be of no further force or effect.

           12.           Restrictions on Conduct of Executive.

                      (a)           General.  Executive and the Company understand and agree that the purpose of the provisions of this Section 12 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor.  Executive hereby acknowledges that Executive has received good and valuable consideration for the post-employment restrictions set forth in this Section 12 in the form of the compensation and benefits provided for herein.  Executive hereby further acknowledges that the post-employment restrictions set forth in this Section 12 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement.

                      In addition, the parties acknowledge: (A) that Executive’s services under this Agreement require special expertise and talent in the provision of Competitive Services and that Executive will have substantial contacts with customers, suppliers, advertisers and vendors of the Company; (B) that pursuant to this Agreement, Executive will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placing him in such position and giving him access to such information in reliance upon his agreement not to compete with the Company during the Restricted Period; (C) that due to his management duties, Executive will be the repository of a substantial portion of the goodwill of the Company and would have an unfair advantage in competing with the Company; (D) that due to Executive’s special experience and talent, the loss of Executive’s services to the Company under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (E) that Executive is capable of competing with the Company; and (F) that Executive is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement.

                      Therefore, subject to the limitations of reasonableness imposed by law, Executive shall be subject to the restrictions set forth in this Section 12.

                      (b)           Definitions.  The following capitalized terms used in this Section 12 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

                      “Competitive Position” means any employment with a Competitor in which Executive will use or is likely to use any Confidential Information or Trade Secrets, or in which Executive has duties for such Competitor that involve Competitive Services and that are the same or similar to those services actually performed by Executive for the Company.

                      “Competitive Services” means the business of acquiring, developing and commercializing pharmaceutical products directly in competition with the Company’s products.

                      “Competitor” means any Person engaged, wholly or in part, in providing Competitive Services.

                      “Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret.  “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans.  “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.  This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

                      “Determination Date” means the date of termination of Executive’s employment with the Company for any reason whatsoever or any earlier date (during the Employment Period) of an alleged breach of the Restrictive Covenants by Executive.

                      “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

                      “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

                      “Protected Customers and Providers” means any Person to whom the Company has sold its products or services or solicited to sell its products or services during the twelve (12) months prior to the Determination Date, or any service provider, vendor or supplier with whom the Company conducted business or solicited to conduct business during the twelve (12) months prior to the Determination Date.

                      “Protected Employees” means employees of the Company who were employed by the Company at any time within six (6) months prior to the Determination Date.

                      “Restricted Period” means the Employment Period plus a period extending after the termination of Executive’s employment with the Company equal to one year.

                      “Restrictive Covenants” means the restrictive covenants contained in Section 12(c) hereof.

                      “Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information:  (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a “trade secret(s)” under the common law or statutory law of the State of Georgia.

                      (c)           Restrictive Covenants.

                      (i)           Restriction on Disclosure and Use of Confidential Information and Trade Secrets.  Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive’s own use.  Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Company.  Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company.  The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

                      Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

                      (ii)           Nonsolicitation of Protected Employees.  Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive’s own use.  Accordingly, Executive hereby agrees that during the Restricted Period Executive shall not directly or indirectly on Executive’s own behalf or as a Principal or Representative of any Person or otherwise, solicit or induce any Protected Employee to terminate his employment relationship with the Company or to enter into employment with any other Person.

                      (iii)           Restriction on Relationships with Protected Customers and Providers.  Executive understands and agrees that the relationship between the Company and each of its Protected Customers and Suppliers constitutes a valuable asset of the Company and may not be converted to Executive’s own use.  Accordingly, Executive hereby agrees that, during the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers and Suppliers with whom Executive had Material Contact on the Company’s behalf during the twelve (12) months immediately preceding the termination of his employment hereunder.  For purposes of this Agreement, Executive had “Material Contact” with a Protected Customer if (a) he had business dealings with the Protected Customer on the Company’s behalf; (b) he was responsible for supervising or coordinating the dealings between the Company and the Protected Customer; or (c) he obtained Trade Secrets or Confidential Information about the customer as a result of his association with the Company, and, provided further, that the prohibition of this covenant shall not apply to the conduct of general advertising activities.

                      (iv)           Noncompetition with the Company.  In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder and the Stock Option and Milestone-Based Incentive Awards, Executive hereby agrees that, during the Restricted Period, Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position with a Competitor; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Executive of not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Exchange Act, which investment does not exceed 3% of Executive’s net worth.

                      (d)           Enforcement of Restrictive Covenants.

(i)
Rights and Remedies Upon Breach.  In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.  Such right and remedy shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

(ii)
Severability of Covenants.  Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects.  The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants.  Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.  If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

(iii)
Reformation.  The parties hereunder agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent possible under applicable law.  The parties further agree that, in the event any court of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the court shall reform the Restrictive Covenants such that they shall be enforceable to the maximum extent permissible at law.

(iv)
Elective Right of the Company.  In the event that Executive challenges the enforceability of the Restrictive Covenants (or asserts an affirmative defense to an action seeking to enforce the Restrictive Covenants) based on an argument that the Restrictive Covenants are (x) not enforceable as a matter of law, (y) unreasonable in geographical scope or duration or (z) void as against public policy, the Company shall have the right (1) to cease making the payments required under Section 7(a) above and, upon demand, to have Executive repay, within 10 business days of any such demand, any such payments already made.  Any right afforded to, or exercised by, the Company hereunder shall in no way affect the enforceability of the Restrictive Covenants or any other right of the Company hereunder.  Nothing in this Section 12(d)(iv) shall be construed to preclude a challenge by Executive (or a defense against) the application of the Restrictive Covenants as to a particular set of facts and circumstances (as opposed to the arguments enumerated above).

13.           Successors.

                      (a)           This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

                      (b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                      (c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

           14.           Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.  This provision shall survive any termination of this Agreement.  The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations under this Section 15 at the request of the Company.  If Executive is entitled to be paid or reimbursed for any expenses under this Section 14, the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred.  Executive’s obligations under this Section 15, and Executive’s rights to payment or reimbursement of expenses pursuant to this Section 15, shall expire at the end of ten years after the Date of Termination and such rights shall not be subject to liquidation or exchange for another benefit.

15.          Code Section 409A .

(a)           General.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed.  Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b)           Definitional Restrictions.  Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder, or a different form of payment would be effected, by reason of a Change in Control or the Executive’s Disability or termination of employment, such amount or benefit will not be payable or distributable to the Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or termination of employment, as the case may be, meet any description or definition of “change in control event,” “disability” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise.  This provision does not prohibit the vesting of any amount upon a Change in Control, Disability or termination of employment, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event,” “disability” or “separation from service,” as the case may be, or such later date as may be required by subsection (c) below.  If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c)           Six-Month Delay in Certain Circumstances.  Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)           the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and

(ii)           the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder: provided, however, that the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

           16.           Miscellaneous.

                      (a)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

                      (b)           Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                      (c)           Amendments.  This Agreement may not be amended or modified otherwise than-by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                      (d)           Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Ron Bentsur
212 Highwood Avenue
Tenafly, NJ 07670

With a copy to:	David L. Weissman, Esq.
Reed Smith LLP
599 Lexington Avenue, 22nd Fl.
New York, NY 10022

If to the Company:	Keryx Biopharmaceuticals, Inc.
750 Lexington Ave.
20th Floor
New York, NY 10022
Attention: Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

                      (e)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                      (f)           Withholding.  The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                      (g)           Waivers.  Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)           Entire Agreement.  Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(i)           Arbitration.  In the event that a dispute arises between the parties regarding the formation, interpretation and/or the terms and conditions of this agreement and/or if there arises any other claim or legal dispute between the parties, with the exception of disputes involving the enforcement of the Non Compete or Confidential Information/Solution (the "Dispute"), the complaining party shall submit the Dispute in writing to the other party for resolution.  If the Dispute is not resolved between the parties within thirty (30) days of the date the Dispute is submitted in writing to the other party, the complaining party must make a demand for final and binding arbitration in New York, New York before an arbitrator pursuant to Labor Arbitration Rules of the American Arbitration Association in effect at the time of the Dispute (the "AAA Rules") if the complaining party wishes to pursue the Dispute (“Demand for Arbitration”).  The parties expressly understand that by agreeing to this Arbitration provision, they are agreeing to waive any rights to a civil action and/or jury trial regarding any Disputes between them.  The parties shall share all costs, filing fees, and administrative fees for the arbitration equally as they come due; the parties shall be responsible for their own attorneys' fees, witness fees, and travel costs.  The arbitrator shall have the authority to rule on any and all issues properly presented in the Demand for Arbitration and/or pursuant to the AAA Rules and may award any and all relief provided under applicable law.  The arbitrator’s award may be enforced, vacated, modified or corrected as set forth in the Federal Arbitration Act, 9 U.S.C § 1 et seq.  This Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C § 1 et seq., as amended, and the applicable rules of the American Arbitration Association set forth in this Agreement.  This Agreement shall be binding upon, and shall inure to the benefit of Executive, the Company and their respective permitted successors and assigns.

           IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Ron Bentsur
Ron Bentsur

KERYX BIOPHARMACEUTICALS, INC.

By: /s/ James F. Oliviero

Exhibit A

Milestone-Based Incentive Awards

Upon achievement of a milestone performance goal during the Milestone Period, the Company will grant to Executive an award of restricted stock, as described below.

1.
$1.00 Share Price Milestone.  Upon first achievement of a $1.00 share price for 120 consecutive days (based upon average closing price of the Company’s common stock on NASDAQ for a 120-day period after the Effective Date), Executive will be granted 100,000 shares of restricted stock, which will vest in equal installments over each of the first three anniversaries the date of grant provided that Executive remains an employee of the Company during such vesting period, subject to acceleration under Sections 7 and 8 of this Agreement.

2.
$2.50 Share Price Milestone.  Upon first achievement of a $2.50 share price for 120 consecutive days (based upon average closing price of the Company’s common stock on NASDAQ for a 120-day period after the Effective Date), Executive will be granted 250,000 shares of restricted stock, which will vest in equal installments over each of the first three anniversaries the date of grant provided that Executive remains an employee of the Company during such vesting period, subject to acceleration under Sections 7 and 8 of this Agreement.  Achievement of milestone #2 also will result in the achievement of milestone #1, to the extent that milestone #1 had not previously been achieved and will result in 100,000 shares of restricted stock immediately vesting upon the achievement of Milestone 2.

3.
NDA Milestone.  Upon the first to occur of (a) the Company’s filing of an accepted new drug application (NDA) with the U.S. Food and Drug Administration (FDA) for Zerenex or Perifosine, or (b) the Company’s outlicensing of Zerenex or Perifosine in the U.S. to a third party, provided that the license is approved by the Board and grants to the third party the right to file an NDA with respect to Zerenex or Perifosine, then Executive will be granted 400,000 shares of restricted stock, which will vest in equal installments over each of the first three anniversaries the date of grant provided that Executive remains an employee of the Company during such vesting period, subject to acceleration under Sections 7 and 8 of this Agreement.  This milestone #3 may be achieved with respect to NDAs or qualifying outlicenses for multiple indications of the same product; provided that if this milestone #3 is earned with respect to an indication of a product, it shall not be earned again upon subsequent outlicense of the product relating to such indication.

4.
Commercial Sales Milestone.  Upon the first to occur of (a) the Company’s first commercial sale of Zerenex or Perifosine in the U.S. off of an approved NDA, (b) the Company’s receipt of the first royalty upon the commercial sale of Zerenex or Perifosine in the U.S. by a partner to whom the Company has sold exclusive or non-exclusive commercial rights, or (c) the Company’s complete outlicensing of the entire product rights of Zerenex or Perifosine in the U.S., as approved by the Board, then Executive will be granted 500,000 shares of restricted stock, which will vest on the first anniversary of the date of grant provided that Executive remains an employee of the Company during such vesting period, subject to acceleration under Sections 7 and 8 of this Agreement.  This milestone #4 may be earned both for Zerenex and for Perifosine.  Upon achievement of this milestone #4 with respect to a product, the restricted stock granted for one (and only one) indication of the product under milestone #3 will vest in full.

5.
Foreign Market Licensing Milestone.  Upon each event of the Company’s outlicensing Zerenex in a foreign market, other than Japan, resulting in a greater than $10 million non-refundable cash payment to the Company with a gross deal value to the Company of at least $50 million, Executive will be granted 100,000 shares of restricted stock, which will vest in equal installments over each of the first three anniversaries the date of grant provided that Executive remains an employee of the Company during such vesting period, subject to acceleration under Sections 7 and 8 of this Agreement.